                                                                     EXHIBIT 5.1


                                 October 3, 1996

Borland International, Inc.
100 Borland Way
Scotts Valley, California   95066-3249


Gentlemen:

          You have requested our opinion in connection with the Registration Statement on Form S-8 (No. 333-____) filed by you with the Securities and Exchange Commission on or about October 7, 1996, in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,500,000 shares (the "Shares") of your Common Stock outstanding or reserved for issuance under your 1990 Employee Stock Purchase Plan, 1992 Employee Stock Option Plan, and Non-Employee Directors' Stock Option Plan.

          As your legal counsel, we have reviewed the Registration Statement and exhibits thereto, and examined the corporate proceedings taken with respect to the Shares, and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. Based upon the foregoing and such other documents and investigations as we have deemed necessary or appropriate, we are of the opinion that the Shares, when issued and sold in the manner described in the Registration Statement, and when payment therefor shall have been received by you, will be legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to said Registration Statement and to the reference to our firm wherever appearing in the Registration Statement. By giving such consent we do not thereby admit that we are experts with respect to the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act, or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/

                                    BAKER & McKENZIE